Exhibit 99.4

Dear Current or Former Depositor of Avidia Bank:

I am pleased to tell you about an investment opportunity. Pursuant to our plan of conversion, Assabet Valley Bancorp, the mutual holding company and sole stockholder of Avidia Bank, will convert from the mutual form of organization to the fully stock form. In connection with the conversion, Avidia Bancorp, Inc., (“Avidia Bancorp”) a newly formed Maryland corporation that will become the holding company of Avidia Bank, is conducting an offering of its shares of common stock. To further our commitment to our local community, our plan of conversion provides that we will establish a charitable foundation, named the Avidia Bank Charitable Foundation, Inc. We intend to contribute to the charitable foundation $1,000,000 in cash and 900,000 shares of common stock for a total contribution of $10.0 million. The Avidia Bank Charitable Foundation, Inc. will be dedicated completely to community activities and the promotion of charitable causes now and in the future and to enable our communities to share in our long term growth. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and stock offering.

THE STOCK OFFERING:

Our records indicate that you had at least $50 in deposits at Avidia Bank at the close of business on December 31, 2023 or February 28, 2025. As such, you have non-transferable rights, but no obligation, to subscribe for shares of common stock in our Subscription Offering before any shares are offered for sale to the general public. The common stock is being offered for sale at $10.00 per share, and there will be no sales commission charged to purchasers of the common stock.

Please note:

•	The proceeds resulting from the sale of stock by Avidia Bancorp will support our business strategy.
•	There will be no change to account numbers, interest rates or other terms of your deposit accounts or loans at Avidia Bank.
•

Deposit accounts will not be converted to stock. Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”) and by the Massachusetts Depositors Insurance Fund (“DIF”).

•	You will continue to enjoy the same services with the same board of directors, management and staff.
•	Like all stock, shares of Avidia Bancorp common stock issued will not be insured by the FDIC or DIF.

Read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, please complete and sign the enclosed Stock Order Form and return it, with full payment, by paying for overnight delivery to the address listed on the Stock Order Form, by mail using the postage paid Stock Order Reply Envelope provided or by hand-delivery to Avidia Bank’s main office, located at 17 Pope Street, Hudson, Massachusetts. We will only accept Stock Order Forms at this location. Original Stock Order Forms and full payment must be received (not postmarked) on or before 2:00 p.m., Eastern time, on    , 2025. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as an Avidia Bancorp stockholder. Thank you for your continued support as an Avidia Bank customer.

Sincerely,

Robert D. Cozzone

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

Questions?

Call our Stock Information Center at (877) 821-5783,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

M

Dear Prospective Investor:

Keefe, Bruyette & Woods, A Stifel Company, has been retained by Avidia Bancorp, Inc. as its marketing agent in connection with its stock offering by Avidia Bancorp.

At the request of Avidia Bancorp, we are enclosing a Prospectus and Stock Order Form regarding the offering of shares of Avidia Bancorp common stock. We encourage you to read the enclosed Prospectus carefully before making an investment decision. If you have any questions after reading the enclosed material, please call the Stock Information Center at (877) 821-5783, between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. This is not a recommendation or solicitation for any action by you with regard to the enclosed materials.

Sincerely,

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

BD

Dear Avidia Bank Employee, Officer or Director or Assabet Valley Bancorp Corporator:

I am pleased to tell you about an investment opportunity. Pursuant to our plan of conversion, Assabet Valley Bancorp, the mutual holding company and sole stockholder of Avidia Bank, will convert from the mutual form of organization to the fully stock form. In connection with the conversion, Avidia Bancorp, Inc., (“Avidia Bancorp”) a newly formed Maryland corporation that will become the holding company of Avidia Bank, is conducting an offering of its shares of common stock. To further our commitment to our local community we will be establishing a charitable foundation, named the Avidia Bank Charitable Foundation, Inc. We intend to contribute to the charitable foundation $1,000,000 in cash and 900,000 shares of common stock for a total contribution of $10.0 million. The Avidia Bank Charitable Foundation, Inc. will be dedicated completely to community activities and the promotion of charitable causes now and in the future and to enable our communities to share in our long term growth. Enclosed you will find a Prospectus and a Questions and Answers Brochure describing the conversion and stock offering.

Our records indicate you are an employee, officer or director of Avidia Bank or an Assabet Valley Bancorp corporator who is not also an eligible depositor of Avidia Bank. As such you have non-transferable rights, but no obligation, to purchase shares of common stock in our Subscription Offering before any shares are offered for sale to the general public. The common stock is being offered at $10.00 per share, and there will be no sales commissions charged to purchasers of the common stock.

Read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, please complete and sign the enclosed Stock Order Form and return it, with full payment, by paying for overnight delivery to the address listed on the Stock Order Form, by mail using the postage paid Stock Order Reply Envelope provided or by hand-delivery to Avidia Bank’s main office, located at 17 Pope Street, Hudson, Massachusetts. We will only accept Stock Order Forms at this location. Original Stock Order Forms and full payment must be received (not postmarked) on or before 2:00 p.m., Eastern time, on    , 2025. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

I invite you to consider this opportunity to share in our future as an Avidia Bancorp stockholder.

Sincerely,

Robert D. Cozzone

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

Questions?

Call our Stock Information Center at (877) 821-5783,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

T3

Dear Potential Investor:

I am pleased to tell you about an investment opportunity. Pursuant to our plan of conversion, Assabet Valley Bancorp, the mutual holding company and sole stockholder of Avidia Bank, will convert from the mutual form of organization to the fully stock form. In connection with the conversion, Avidia Bancorp, Inc., (“Avidia Bancorp”) a newly formed Maryland corporation that will become the holding company of Avidia Bank, is conducting an offering of its shares of common stock. To further our commitment to our local community our plan of conversion provides that we will establish a charitable foundation, named the Avidia Bank Charitable Foundation, Inc. We intend to contribute to the charitable foundation $1,000,000 in cash and 900,000 shares of common stock for a total contribution of $10.0 million. The Avidia Bank Charitable Foundation, Inc. will be dedicated completely to community activities and the promotion of charitable causes now and in the future and to enable our communities to share in our long term growth.

Read the enclosed materials carefully before making an investment decision. If you are interested in purchasing shares of common stock, please complete and sign the enclosed Stock Order Form and return it, with full payment, by paying for overnight delivery to the address listed on the Stock Order Form, by mail using the postage paid Stock Order Reply Envelope provided or by hand-delivery to Avidia Bank’s main office, located at 17 Pope Street, Hudson, Massachusetts. We will only accept Stock Order Forms at this location. Original Stock Order Forms and full payment must be received (not postmarked) on or before 2:00 p.m., Eastern time, on    , 2025. If you are considering purchasing stock with funds you have in an IRA or other retirement account, please call our Stock Information Center promptly for guidance, because these orders require additional processing time.

If you have questions about our organization or purchasing shares, please refer to the enclosed Prospectus and Questions and Answers Brochure, or call our Stock Information Center at the number shown below.

I invite you to consider this opportunity to share in our future as an Avidia Bancorp stockholder.

Sincerely,

Robert D. Cozzone

President and Chief Executive Officer

This letter is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

Questions?

Call our Stock Information Center at (877) 821-5783

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday, except bank holidays.

I

Questions and Answers

About Our Conversion and Stock Offering

This brochure answers questions about the conversion and stock offering. Investing in shares of common stock involves certain risks. Before making an investment decision, please read the enclosed Prospectus carefully, including the “Risk Factors” section.

GENERAL — THE CONVERSION AND STOCK OFFERING

Our board of directors has determined that the conversion and stock offering is in the best interests of our organization, our customers and the communities we serve.

Q.	WHAT IS THE CONVERSION AND STOCK OFFERING?

A.

Pursuant to our plan of conversion, Assabet Valley Bancorp will convert from a mutual (meaning no stockholders) to the stock form of organization, through the sale of shares of Avidia Bancorp, Inc. (“Avidia Bancorp”) common stock. Upon completion of the conversion and stock offering, 100% of the common stock of Avidia Bancorp will be owned by stockholders, and Avidia Bancorp will own 100% of Avidia Bank.

Q.	WHAT IS THE AVIDIA BANK CHARITABLE FOUNDATION (THE “CHARITABLE FOUNDATION”)?

A.

The charitable foundation will be dedicated completely to community activities and the promotion of charitable causes now and in the future and to enable our communities to share in our long term growth. We intend to contribute to the charitable foundation $1,000,000 in cash and 900,000 shares of our common stock, for a total contribution of $10,000,000.

Q.	WILL THE CONTRIBUTION TO THE CHARITABLE FOUNDATION BE AUTHORIZED IF THE CONVERSION AND STOCK OFFERING ARE NOT APPROVED AND COMPLETED?

A.

The funding of the charitable foundation was approved by our corporators as part of the conversion and stock offering. The contribution will occur only in connection with the completion of the stock offering.

Q.	WHAT ARE THE REASONS FOR THE CONVERSION AND STOCK OFFERING?

A.

We believe the stock holding company form of organization will provide us with access to additional resources to expand the products and services we offer our customers. We believe that the additional capital raised in the stock offering will enable us to take advantage of business opportunities that may not otherwise be available to us, while retaining our commitment to remain an independent community bank. Our primary reasons for converting and raising additional capital through the stock offering are to: better position Avidia Bank to remain an independent community bank by increasing our capital to enhance our financial strength; support future lending; enable us to compete for, originate and retain larger loans and maintain larger lending relationships, particularly loans and relationships in our primary market area; continue to invest in new technologies and personnel that will enable us to expand and enhance our products and services; support our banking franchise as expansion opportunities may arise through de novo branching, branch acquisitions, or financial institution acquisitions; attract and retain qualified personnel by enabling us to establish stock-based benefit plans for management and employees that will give them an opportunity to share in our long term success; enhance our community ties by providing our customers and members with the opportunity to acquire an ownership interest in Avidia Bank through Avidia Bancorp; and establish a charitable foundation, and fund it with shares of our common stock and cash, to support charitable organizations operating in our local communities now and in the future.

Q.	IS AVIDIA BANK CONSIDERED “WELL-CAPITALIZED” FOR REGULATORY PURPOSES?

A.	Yes. As of December 31, 2024, Avidia Bank was considered “well-capitalized for regulatory purposes.

Q.	WILL CUSTOMERS NOTICE ANY CHANGE IN AVIDIA BANK’S DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND STOCK OFFERING?

A.

No. It will be business as usual. The conversion is an internal change to our corporate structure. There will be no change to our management and staff as a result of the conversion and stock offering. Avidia Bank will continue to operate as an independent bank.

Q.	WILL THE CONVERSION AND STOCK OFFERING AFFECT CUSTOMERS’ DEPOSIT ACCOUNTS OR LOANS?

A.

No. The conversion and stock offering will not affect the balance or terms of deposits or loans, and deposits will continue to be federally insured by the Federal Deposit Insurance Corporation and the Massachusetts Depositors Insurance Fund up to the maximum legal limits. Deposit accounts will not be converted to stock.

THE STOCK OFFERING AND PURCHASING SHARES

Q.	HOW MANY SHARES ARE BEING OFFERED AND AT WHAT PRICE?

A.

Avidia Bancorp is offering for sale between 12,325,000 and 16,675,000 shares of common stock (subject to increase to 19,176,250 shares) at $10.00 per share. No sales commission will be charged to purchasers of the common stock.

Q.	WHO IS ELIGIBLE TO PURCHASE STOCK IN THE STOCK OFFERING?

A.	Pursuant to our plan of conversion, non-transferable rights to subscribe for shares of Avidia Bancorp common stock in the Subscription Offering have been granted in the following order of priority:

Priority #1 — Depositors of Avidia Bank with aggregate balances of at least $50 as of the close of business on December 31, 2023;

Priority #2 — Depositors of Avidia Bank with aggregate balances of at least $50 as of the close of business on February 28, 2025;

Priority #3 — Our tax-qualified employee benefit plans; and

Priority #4 – Employees, officers and directors of Avidia Bancorp, Assabet Valley Bancorp or Avidia Bank and corporators of Assabet Valley Bancorp who do not have a higher purchase priority.

Shares of common stock not purchased in the Subscription Offering may be offered for sale to the general public in a Community Offering, with a preference given to natural persons (including trusts of natural persons) residing in the following Massachusetts towns and cities:

In Middlesex County: Acton, Ashland, Ayer, Bedford, Boxborough, Concord, Framingham, Holliston, Hopkinton, Hudson, Lincoln, Little t on, Marlborough, Maynard, Natick, Sherborn, Shirley, Stow, Sudbury, Wayland, and Weston; and

In Worcester County: Auburn, Berlin, Bolton, Boylston, Clinton, Fitchburg, Gardner, Grafton, Harvard, Holden, Hopedale, Lancaster, Leominster, Lunenburg, Milford, Millbury, Northbridge, Northborough, Princeton, Shrewsbury, Southborough, Sterling, Sutton, Upton, West Boylston, Westborough, Westminster, and Worcester.

Shares not sold in the Subscription and Community Offerings may be offered for sale through a Syndicated Community Offering to the general public.

Q.

I AM ELIGIBLE TO SUBSCRIBE FOR SHARES OF COMMON STOCK IN THE SUBSCRIPTION OFFERING BUT AM NOT INTERESTED IN INVESTING. MAY I ALLOW SOMEONE ELSE TO USE MY STOCK ORDER FORM TO TAKE ADVANTAGE OF MY PRIORITY AS AN ELIGIBLE ACCOUNT HOLDER?

A.

No. Subscription rights are non-transferable! Only those eligible to subscribe in the Subscription Offering, as listed above, may purchase shares in the Subscription Offering. To preserve subscription rights, the shares may only be registered in the name(s) of eligible account holder(s). On occasion, unscrupulous people attempt to persuade account holders to transfer subscription rights, or to purchase shares in the stock offering based on an understanding that the shares will be subsequently transferred to others. Participation in such schemes is against the law and may subject involved parties to prosecution. If you become aware of any such activities, please notify our Stock Information Center promptly so that we can take the necessary steps to protect our eligible deposit account holders’ subscription rights in the offering.

Q.	HOW MAY I PURCHASE SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

A.

Shares can be purchased by completing and signing an original Stock Order Form and returning it, with full payment, so that it is received (not postmarked) by the offering deadline. Delivery of a Stock Order Form may be made by paying for overnight delivery only to the address indicated on the Stock Order Form, by mail using the postage paid Stock Order Reply Envelope provided, or by hand-delivery to Avidia Bank’s main office, located at 17 Pope Street, Hudson, Massachusetts. Hand-delivered stock order forms will only be accepted at this location. Stock order forms may not be delivered to our other offices. Please do not mail Stock Order Forms to Avidia Bank.

Q.	WHAT IS THE DEADLINE FOR PURCHASING SHARES?

A.

To purchase shares in the Subscription Offering and any Community Offering, you must deliver a properly completed, signed original Stock Order Form, with full payment, so that it is received (not postmarked) on or before 2:00 p.m., Eastern time, on    , 2025. Acceptable methods for delivery of Stock Order Forms are described above.

Q.	HOW MAY I PAY FOR THE SHARES?

A.	Payment for shares can be remitted in three ways:

(1)

By personal check, bank check or money order from the purchaser made payable directly to Avidia Bancorp. These will be deposited upon receipt. We cannot accept third party checks. Avidia Bancorp line of credit checks may not be remitted for this purchase.

(2)

By authorized deposit account withdrawal of funds from your Avidia Bank deposit account(s). The Stock Order Form section titled “Method of Payment — Deposit Account Withdrawal” allows you to list the deposit account number(s) and amount(s) to be withdrawn. Funds designated for direct withdrawal must be in the account(s) at the time the Stock Order Form is received. You may not designate withdrawal from accounts with check-writing privileges. Please submit a check instead. If you request direct withdrawal from such accounts, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and we will immediately withdraw the amount from your checking account(s). Also, health savings accounts, individual retirement account or other retirement accounts held at Avidia Bank may not be listed for direct withdrawal. See information on retirement accounts below.

(3)	By cash. Cash will only be accepted at Avidia Bank’s main office and will be converted to a bank check. Please do not mail cash!

Q.	WILL I EARN INTEREST ON MY FUNDS?

A.

Yes. If you pay by personal check, bank check or money order, you will earn interest at 0.10% per annum from the date payment is received until the completion or termination of the conversion and stock offering. At that time, you will be issued a check for interest earned on these funds. If you pay for shares by authorizing a direct withdrawal from your Avidia Bank deposit account(s), your funds will continue to earn interest within the account at the contractual rate. The interest will remain in your account(s) when the designated withdrawal is made, upon completion or termination of the conversion and stock offering.

Q.	ARE THERE LIMITS TO HOW MANY SHARES I CAN ORDER?

A.

Yes. The minimum order is 25 shares ($250). The maximum number of shares that may be purchased by an individual, or individuals exercising subscription rights through a single qualifying account held jointly, is 40,000 shares ($400,000). Additionally, no person or entity, together with any associate or group of persons acting in concert, may purchase more than 60,000 shares ($600,000) in all categories of the offering combined.

More detail on purchase limits, including the definitions of “associate” and “acting in concert,” can be found in the Prospectus section entitled “The Conversion and Stock Offering — Limitations on Common Stock Purchases.”

Q.	MAY I USE MY AVIDIA BANK INDIVIDUAL RETIREMENT ACCOUNT (“IRA”) TO PURCHASE SHARES?

A.

It is possible to use funds currently held in IRAs with Avidia Bank. However, before you place your stock order, the funds you wish to use must be transferred to a self-directed retirement account maintained by an independent trustee or custodian, such as a brokerage firm. If you are interested in using IRA or any other retirement funds held at Avidia Bank or elsewhere, please call our Stock Information Center for guidance as soon as possible, preferably at least two weeks before the    , 2025 offering deadline. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time, and may be subject to limitations imposed by the institution where the funds are held.

Q.	MAY I USE A LOAN FROM AVIDIA BANK TO PAY FOR SHARES?

A.

No. Avidia Bank, by regulation, may not extend a loan for the purchase of Avidia Bancorp common stock in the stock offering. Similarly, you may not use existing Avidia Bank line of credit checks to purchase stock in the stock offering.

Q.	MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

A.

No. After receipt, your executed Stock Order Form cannot be modified or revoked without our consent or unless the stock offering is terminated or is extended beyond    , 2025 or the number of shares of common stock to be sold is increased to more than 19,176,250 shares or decreased to less than 12,325,000 shares.

Q.	ARE DIRECTORS AND EXECUTIVE OFFICERS OF AVIDIA BANK PLANNING TO PURCHASE STOCK?

A.

Yes! Directors and executive officers, together with their associates, are expected to subscribe for an aggregate of 692,500 shares ($6,925,000), or approximately 5.6%, of the shares to be sold in the stock offering at the minimum of the offering range, excluding shares contributed to the charitable foundation.

Q.	WILL THE STOCK BE INSURED?

A.	No. Like any common stock, Avidia Bancorp’s common stock will not be insured.

Q.	WILL DIVIDENDS BE PAID ON THE STOCK?

A.

Following completion of the conversion and stock offering, our board of directors will have the authority to declare and pay dividends on our shares of common stock, subject to statutory and regulatory requirements. However, no decision has been made with respect to the payment of dividends. In determining whether to pay a cash dividend and the amount, the board of directors is expected to consider a number of factors, including capital requirements, our consolidated financial condition and results of operations, other uses of funds for the long-term value of stockholders, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, they will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by applicable regulations and policies, may be paid in addition to, or in lieu of, regular cash dividends.

Q.	HOW WILL SHARES OF AVIDIA BANCORP, INC TRADE?

A.

We anticipate that Avidia Bancorp’s shares will be listed on the New York Stock Exchange under the symbol “AVBC.” Once the shares have begun trading, you may contact a firm offering investment services in order to buy or sell Avidia Bancorp shares in the future.

Q.	IF I PURCHASE SHARES IN THE SUBSCRIPTION OFFERING AND OR ANY COMMUNITY OFFERING, WHEN WILL I RECEIVE MY SHARES?

A.

All shares of Avidia Bancorp common stock sold in the Subscription Offering and any Community Offering will be issued in book entry form on the books of our transfer agent, through the Direct Registration System.

Paper stock certificates will not be issued. As soon as practicable after completion of the conversion and stock offering, our transfer agent will send, by first class mail, a statement reflecting your stock ownership.

WHERE TO GET MORE INFORMATION

Q.	HOW CAN I GET MORE INFORMATION?

A.

For more information, refer to the enclosed Prospectus or call our Stock Information Center, at (877) 821-5783, between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday. The Stock Information Center will be closed on bank holidays.

This brochure is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered by the Prospectus are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

SUBSCRIPTION AND COMMUNITY OFFERING STOCK ORDER ACKNOWLEDGEMENT LETTER

[Avidia Bancorp, Inc. Letterhead]

[Imprinted with Name & Address of Subscriber]

Date

STOCK ORDER ACKNOWLEDGEMENT

This letter is to acknowledge receipt of your stock order form, together with full payment, to purchase common stock offered by Avidia Bancorp, Inc. Please check the following information carefully to ensure that we have entered your order correctly. Each order is assigned an order priority described below. Acceptance of your order does not guarantee that you will receive the shares you have ordered. If there are not sufficient shares available to satisfy all subscriptions, the shares of common stock you will receive will be subject to the allocation provisions of the plan of conversion, as well as other conditions and limitations described in the Avidia Bancorp, Inc. Prospectus dated    , 2025. Refer to pages   -   of the Avidia Bancorp, Inc. Prospectus for further information regarding subscription priories. Shares will be allocated first to categories in the subscription offering in the order of priority set forth below.

Following completion of the offering, allocation information will be released as soon as practicable on the following website: https://allocations.kbw.com/

Stock Registration (please review carefully) Name1 Name2 Street1 Street2 City, State Zip Ownership: Social Security / Tax ID #:	Other Order Information: Batch #: Order #: Number of Shares Requested: Offering Category: (subject to verification; see descriptions below)

Offering Category Descriptions:

SUBSCRIPTION OFFERING

1.	Depositors of Avidia Bank with aggregate balances of at least $50 as of the close of business on December 31, 2023;

2.	Depositors of Avidia Bank with aggregate balances of at least $50 as of the close of business on February 28, 2025;

3.	Avidia Bank’s tax-qualified employee benefit plans;

4.	Employees, officers and directors of Avidia Bancorp, Assabet Valley Bancorp or Avidia Bank and corporators of Assabet Valley Bancorp who do not have a higher purchase priority;

Thank you for your order,

AVIDIA BANCORP, INC.

STOCK INFORMATION CENTER

( )  -  .

BRANCH LOBBY POSTER – BUY (optional)

******************************

OUR STOCK OFFERING EXPIRES

        , 2025

We are conducting an offering of shares of our common stock

UP TO 19,550,000 SHARES OF

COMMON STOCK

(subject to increase to 22,482,500 shares)

$10.00 Per Share

THIS OFFERING EXPIRES AT 2:00 P.M., EASTERN TIME,

ON      , 2025

******************************

If you have questions about the stock offering,

call our Stock Information Center, toll-free, at ( )  -  ,

between 10:00 a.m. and 4:00 p.m., Monday through Friday.

Our Stock Information Center will be closed on bank holidays.

[Avidia Bancorp, Inc. Logo]

This notice is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.

TOMBSTONE NEWSPAPER ADVERTISEMENT- (Optional)

[Newspaper ads may be appropriate for some, not all, market areas]

AVIDIA BANCORP, INC. [LOGO]

(Proposed Holding Company for Avidia Bank)

UP TO 19,550,000 SHARES OF

COMMON STOCK

(subject to increase to 22,482,500 shares)

$10.00 Per Share

Purchase Price

Avidia Bancorp, Inc. is conducting an offering of its common stock. Shares may be purchased directly from Avidia Bancorp, Inc., without a sales commission, during the offering period.

This offering expires at 2:00 p.m., Eastern time, on      , 2025.

To receive a copy of the Prospectus and Stock Order Form,

call our Stock Information Center, toll-free, at ( )  -  ,

between 10:00 a.m. and 4:00 p.m., Eastern time, Monday through Friday.

Our Stock Information Center is closed on bank holidays.

This advertisement is neither an offer to sell nor a solicitation of an offer to buy shares of common stock. The offer is made only by the Prospectus when accompanied by a stock order form. The shares of common stock being offered are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation, the Massachusetts Depositors Insurance Fund or any other government agency.